Exhibit 99.1

DecisionPoint Systems, Inc. Announces Appointment of William Cooke to the Board of Directors

IRVINE, Calif., November 4, 2021 / -- DecisionPoint Systems, Inc. (OTCQB: DPSI), today announced that Mr. William Cooke has been appointed to the company’s Board of Directors.

“We are very pleased to welcome Bill Cooke to our Board of Directors,” stated Steve Smith, CEO of DecisionPoint Systems, Inc. “Bill’s leadership, business acumen, and experience with mergers and acquisitions and public company governance will be invaluable to DecisionPoint as we grow our business and continue to gain traction as a publicly reporting company.”

Bill joined Taglich Brothers, Inc., a New York-based full-service brokerage firm that specializes in placing and investing in private equity transactions for small public and private companies, in 2012 and participates in sourcing, evaluating, and executing new investments as well as monitoring existing investments. Prior to joining Taglich Brothers, he was a Managing Director of Glenwood Capital LLC from 2010 to 2012, where he advised middle-market clients on capital raising and mergers and acquisitions. From 2001 to 2009, Bill sourced, evaluated, and executed mezzanine transactions for The Gladstone Companies and BHC Interim Funding II, L.P. Before entering the private equity industry, Bill served as a securities analyst primarily covering the automotive and industrial sectors for ABN AMRO Incorporated and McDonald and Company Securities, Inc. Bill received his Bachelor of Arts degree from Michigan State University and Master of Business Administration degree from the University of Michigan. He is a Chartered Financial Analyst and a member of the Board of Unique Fabricating, Inc., Racing & Performance Holdings, LLC, Intellinetics, Inc., and a former member of the board of directors of APR, LLC.

About DecisionPoint Systems

DecisionPoint Systems Inc. delivers mobility-first managed service and integration solutions to healthcare, supply chain, and retail customers, enabling them to make better and faster decisions in the moments that matter—the decision points. Our mission is to help businesses consistently deliver on those moments—accelerating growth, improving worker productivity, and lowering risks and costs.

For more information about DecisionPoint Systems, Inc., visit www.decisionpt.com.

Investor Relations Contact:
Carol Arakaki
ir@decisionpt.com